Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 18, 2014

$[—] Autocallable SuperTrackSM Notes due December 22, 2017 Linked to the Performance of the Energy Select Sector SPDR® Fund Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	December 19, 2014

Issue Date:	December 24, 2014

Final Valuation Date:*	December 19, 2017

Maturity Date:*	December 22, 2017

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	The Energy Select Sector SPDR® Fund (Bloomberg ticker symbol XLE UP <Equity>).

Call Observation Date*:	December 28, 2015

Call Settlement Date*:	The third business day after the Call Observation Date

Call Price:	$[—], which is 120.00% of the Initial Price

Automatic Call:	If, on the Call Observation Date, the Closing Price of the Reference Asset is equal to or greater than the Call Price, the Notes will be automatically called on the Call Settlement Date for a cash payment per $1,000 principal amount Note equal to the Redemption Price. No further payments will be made on the Notes after they have been automatically called.

Redemption Price:	$1,200 per $1,000 principal amount Note, representing a return of 20.00% of the principal amount per Note.

Upside Leverage Factor:	1.50

Barrier Price:	[—], equal to the Initial Price multiplied by 75.00%, rounded to the nearest hundredth.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Payment at Maturity:

If your Notes are not automatically called pursuant to the “Automatic Call” provision described above, you will receive (subject to our credit risk) on the Maturity Date, a cash payment per $1,000 principal amount Note that you hold calculated as follows:

•     If the Final Price is greater than the Initial Price, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

•     If the Final Price is less than or equal to the Initial Price but equal to or greater than the Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•     If the Final Price is less than the Barrier Price, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

You will lose some or all of your principal at maturity if the Reference Asset Return is less than -25.00% and, accordingly, the Final Price is less than the Barrier Price. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.00%	98.00%
Total	$[—]	$[—]	$[—]	$[—]

(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $953.80 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.
(2)	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.00% of the principal amount of the notes, or $20.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-4 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Initial Price:	$[—], the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date.

Closing Price:

With respect to the Reference Asset, on any day, the official closing price per share of the Reference Asset published at the regular weekday close of trading on that day as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UNK6 / US06741UNK69

*	Subject to postponement in the event of a Market Disruption event and as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” below.

PPS-2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the Index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the Index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS-3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public (which we refer to as the “Initial Valuation Date”) based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately four months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-9 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase the Notes.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES UPON AUTOMATIC CALL OR AT MATURITY

The following examples demonstrate how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples are purely hypothetical and have been rounded for eases of reference. We cannot predict the Closing Price of the Reference Asset on the Call Observation Date or the Final Valuation Date. The following examples do not take into account any tax consequences of investing in the Notes.

The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment (if any) upon early redemption or at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis and do not take into account any tax consequences from investing in the Notes. The hypothetical examples below also make the following key assumptions:

•	Hypothetical Initial Price: $100.00*

•	Hypothetical Call Price: $120.00 (120.00% of the Hypothetical Initial Price)

•	Hypothetical Barrier Price: $75.00 (75.00% of the Hypothetical Initial Price, rounded to the nearest hundredth)

•	Upside Leverage Factor: 1.50

*	The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only and does not represent a likely actual Initial Price for the Reference Asset. The actual Initial Price will be equal to the Closing Price of the Reference Asset on the Initial Valuation Date. The Closing Price of the Reference Asset on December 16, 2014 was $74.01. For more information about recent prices of the Reference Asset, please see “Information Regarding the Reference Asset” below.

Example Where the Notes Are Automatically Called on the Call Observation Date

Example 1: The Notes are automatically called on the Call Observation Date.

Closing Price on Call Observation Date	Final Price
$130.00	N/A

Because the Closing Price of the Reference Asset is equal to or greater than the Call Price on the Call Observation Date, the Notes are automatically called and the investor receives on the applicable Call Settlement Date, a cash payment of $1,200.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × 20.00%] = $1,200.00

The total return on investment of the Notes is 20.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the price of the Reference Asset at any time after the Call Settlement Date.

PPS-5

Examples Where the Notes Are Not Automatically Called on the Call Observation Date

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the Call Observation Date (the Reference Asset was less than the Call Price on the Call Observation Date). These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions. The following table illustrates the hypothetical total return on the Notes under various circumstances.

Final Price ($)	Reference Asset Return	Payment at Maturity**	Total Return on Notes
$150.00	50.00%	$1,750.00	75.00%
$140.00	40.00%	$1,600.00	60.00%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$40.00	-60.00%	$400.00	-60.00%
$30.00	-70.00%	$300.00	-70.00%
$20.00	-80.00%	$200.00	-80.00%
$10.00	-90.00%	$100.00	-90.00%
$0.00	-100.00%	$0.00	-100.00%

**	Per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Notes are not automatically called on the Call Observation Date and the price of the Reference Asset increases from an Initial Price of 100.00 to a Final Price of 130.00.

Because the Final Price is greater than the Initial Price, the investor receives a payment at maturity of $1,450.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return × Upside Leverage Factor]

$1,000 + [$1,000 × 30.00% × 1.50] = $1,450.00

The total return on investment of the Notes is 45.00%.

Example 2: The Notes are not automatically called on the Call Observation Date and the price of the Reference Asset decreases from an Initial Price of 100.00 to a Final Price of 90.00.

Because the Final Price is less than the Initial Price but is not less than the Barrier Price, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%.

Example 3: The Notes are not automatically called on the Call Observation Date and the price of the Reference Asset decreases from an Initial Price of 100.00 to a Final Price of 50.00.

Because the Final Price is less than the Barrier Price, the investor will receive a payment at maturity of $500.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

The total return on investment of the Notes is -50.00%.

Examples 3 demonstrates that if the Notes are not automatically called and if the Final Price of the Reference Asset is less than the Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset and you will lose some or all of your principal. You may lose up to 100% of your investment in the Notes.

PPS-6

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Call Observation Date, the Call Settlement Date (if applicable), the Final Valuation Date and the Maturity Date are subject to postponement in the event of a Market Disruption Event. If the Call Observation Date is postponed, the Call Settlement Date (if applicable) will be the fifth business day following the Call Observation Date (as postponed).

•	For a description of what constitutes a Market Disruption Event with respect to the Reference Asset as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•	For a description of further adjustments that may affect the Reference Asset and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date. In such a case, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

•	Exposure to the Reference Asset— The return on your Notes will depend on the performance of the Reference Asset over the term of the Notes. The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P Energy Select Sector Index (the “Underlying Index”). For more information about the Reference Asset, please see “Information Regarding the Reference Asset” below.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as described under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Reference Asset. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Reference Asset that is subject to the constructive ownership rules of Section 1260 of the Code. Because the Notes have a return profile that differs substantially from the return profile of the Reference Asset, we believe that Section 1260 of the Code should not apply to your Notes. If your Notes were subject to the constructive ownership rules, however, then any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Reference Asset referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the redemption price or payment at maturity of the Notes will only reflect the appreciation or depreciation in the value of the shares of the Reference Asset and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Reference Asset, we believe that even if the Notes were subject to the constructive ownership rules, it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, if the Notes are not automatically called, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of shares of the Reference Asset used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the share price of the Reference Asset on the date you acquired your Notes, as opposed to making such determination based on the actual number of shares of the Reference Asset that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes. In addition, the Excess Gain

PPS-7

Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset. Furthermore, if another exchange traded fund is substituted for the Reference Asset, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Reference Asset and sold the Reference Asset to purchase its substitute. You should be aware that if the Notes were subject to the constructive ownership rules, the Excess Gain Amount would be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. The following replaces the discussion of Section 871(m) of the Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued proposed regulations under Section 871(m) of the Code which would, if finalized in their current form, impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the proposed regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. According to a notice issued by the Internal Revenue Service on March 4, 2014, the Internal Revenue Service intends to issue regulations providing that the term “specified ELI” will exclude any instrument issued prior to 90 days after the date when the proposed regulations under Section 871(m) are finalized. Accordingly, we anticipate that non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Code.

PPS-8

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks described above, you should consider the following:

•	Your Investment May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not called pursuant to the “Automatic Call” provision and the Final Price is less than the Barrier Price, your Notes will be fully exposed to the decline in the Reference Asset from the Initial Price to the Final Price and you will lose some or all of your investment in the Notes. You may lose up to 100% of the principal amount of your Notes.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities underlying the Reference Asset or the Underlying Index would have.

•	If the Notes are not called pursuant to the “Automatic Call” provision, the Determination of the Reference Asset Return is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date— If the Notes are not automatically called pursuant to the “Automatic Call” provision, the Final Price of the Reference Asset and the Reference Asset Return will be based solely on the Closing Price of the Reference Asset on the Final Valuation Date (as compared to the Initial Price). Therefore, if the price of the Reference Asset dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Reference Asset prior to such drop.

•	Potential Early Exit—As described on the cover page of this preliminary pricing supplement, the Notes will be automatically called if, on the Call Observation Date, the Closing Price of the Reference Asset is equal to or greater than the Call Price. If the Notes are automatically called, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the Call Settlement Date.

•	Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the price of the Reference Asset at Any Time Other than the Closing Price on the Call Observation Date —Whether or not the Notes are automatically called pursuant to the “Automatic Call” provision will be based solely on the Closing Price of the Reference Asset on the Call Observation Date. Accordingly, if the price of the Reference Asset drops on the Call Observation Date such that the Closing Price of the Reference Asset is less than the Call Price on such date, your Notes will not be called on the Cash Settlement Date.

•	The Stocks in Which the Reference Asset Generally Invests are Concentrated in One Industry— As described below under “Information Regarding the Reference Asset”, the Reference Asset is designed to replicate, as closely as possible, before fees and expenses, the Underlying Index. In order to achieve its objective, under normal market conditions, the ETF generally invests all of its assets in securities comprising the Underlying Index. All of the stocks included in the Underlying Index are issued by companies in the oil, gas, consumable fuels, energy equipment and services industry. As a result, the stocks that will, under normal market conditions, determine the performance of the Reference Asset are concentrated in one sector.

•

The Performance of the Reference Asset is Generally Linked to the Performance of the Energy Industry, and Adverse Conditions in the Gold Mining Industry May Adversely Affect the Value of Your Notes—Under normal market conditions, the ETF invests all of f its assets in companies in the energy industry. The profitability of these companies depends on many complex and interrelated factors, including, among others, supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory

PPS-9

policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Underlying Index and, therefore, value of the Reference Asset and of your Notes.

•	Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Asset and the Value of the Notes:

•	Management risk. This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.

•	Derivatives risk. The Reference Asset may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Reference Asset invested only in conventional securities.

•	Underperformance Risk. The performance of the Reference Asset may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Reference Asset Underlying Index, the Reference Asset will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the Reference Asset and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•	Adjustments to the Reference Asset (or the Underlying Index) Could Adversely Affect the Value of the Notes—Those responsible for calculating and maintaining the Reference Asset (or the Underlying Index) can add, delete or substitute the components of the Reference Asset (or the Underlying Index), or make other methodological changes that could change the value of the Reference Asset (or the Underlying Index). In addition, the publisher of the Underlying Index may discontinue or suspend calculation or publication of such index or the Reference Asset may be delisted from its relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the Notes.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market

PPS-10

prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes. In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales. The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an

PPS-11

instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset and its Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset and the securities held by the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION REGARDING THE REFERENCE ASSET

We have derived all information contained in this preliminary pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Reference Asset dated January 31, 2014 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Reference Asset is an investment portfolio managed by SSgA FM, the investment adviser to the Reference Asset. The Reference Asset is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLE.”

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including the Reference Asset. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see Non-Proprietary Indices—Equity Indices—S&P 500® Index” in this accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Reference Asset, please see the prospectus for the Reference Asset. In addition, information about the Select Sector Trust, SSgA FM and the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to the Reference Asset, specifically, or the Select Sector SPDR Funds, in general; any information contained on the Select Sector Trust website; or of any other publicly available information about the Reference Asset. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this preliminary pricing supplement.

Investment Objective

The Reference Asset seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the energy sector, as represented by the Underlying Index. The Underlying Index includes companies from the oil, gas and consumable fuels industry, as well as the energy equipment and services industry. For additional information about the Underlying Index, see the section entitled “The Select Sector Indices” below.

Investment Strategy—Replication

The Reference Asset employs a replication strategy in attempting to approximate the performance of Underlying Index, which means that the Reference Asset typically invests in substantially all of the securities represented in the Underlying Index in approximately the same proportions as the Underlying Index. There may, however, be instances where SSgA FM may choose to overweight another stock in the Underlying Index, purchase securities not included in the Underlying Index that SSgA FM believes are appropriate to substitute for a security included in the Underlying Index or utilize various combinations of other available investment techniques in seeking to track the Underlying Index. Under normal market conditions, the Reference Asset generally invests substantially all, but at least 95%, of its total assets in the securities composing the Underlying Index. In addition, the Reference Asset may invest in cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA FM). Swaps, options and futures contracts, convertible securities and structured securities may be used by the Reference Asset in seeking performance that corresponds to the Underlying Index and in managing cash flows. SSgA FM anticipates that, under normal circumstances, it may take several business days for additions and deletions to the Underlying Index to be reflected in the portfolio composition of the Reference Asset. The Board of Trustees of the Select Sector Trust may change the Reference Asset’s investment strategy and certain other policies without shareholder approval.

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There may, however, be instances where SSgA FM will utilize a sampling strategy. Sampling means that SSgA FM will use quantitative analysis to select securities, including securities in the relevant index, outside of the index and derivatives, which have a similar investment profile as the relevant index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization, and other financial characteristics of securities.

Correlation

The Underlying Index is a theoretical financial calculation, while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the Underlying Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. For example, it may take several business days for additions and deletions to the Underlying Index to be reflected in the portfolio composition of the Reference Asset. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.”

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by Select Sector Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

The Select Sector Indices

The Underlying Index is one of the Select Sector Indices. Specifically, the Underlying Index is a modified market capitalization-based index and is intended to track the movements of companies that are components of the S&P 500® Index which are involved in the oil, gas and consumable fuels industry, as well as the energy equipment and services industries, as noted above. The Underlying Index was established with a value of 250 on June 30, 1998.

The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the ten S&P 500® Index sectors. BofA Merrill Lynch Research, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P Dow Jones Indices LLC (“S&P”).

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•	The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

PPS-14

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P that a Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Historical Performance of the Reference Asset

You should not take the historical prices of the Reference Asset as an indication of the future performance of the Reference Asset. The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Reference Asset during any period shown below is not an indication that the Reference Asset is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Reference Asset. The actual performance of the Reference Asset over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Prices for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012, 2013 and 2014 (through December 16, 2014). We obtained the Closing Prices of the Reference Asset listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	$80.40	$67.27	$73.80
June 30, 2008	$90.25	$75.10	$88.36
September 30, 2008	$88.97	$61.65	$63.77
December 31, 2008	$62.36	$40.00	$47.84
March 31, 2009	$51.95	$38.12	$42.46
June 30, 2009	$53.95	$43.36	$48.07
September 30, 2009	$55.89	$44.52	$53.92
December 31, 2009	$59.76	$51.97	$57.01
March 31, 2010	$60.30	$53.74	$57.52
June 30, 2010	$62.07	$49.68	$49.68
September 30, 2010	$56.31	$49.38	$56.06
December 31, 2010	$68.25	$56.11	$68.25
March 31, 2011	$80.01	$67.78	$79.81
June 30, 2011	$80.44	$70.99	$75.35
September 30, 2011	$79.79	$58.59	$58.59
December 30, 2011	$73.04	$56.55	$69.13
March 30, 2012	$76.29	$69.46	$71.73
June 29, 2012	$72.42	$62.00	$66.37
September 28, 2012	$76.57	$64.96	$73.48
December 31, 2012	$74.94	$68.59	$71.44
March 28, 2013	$79.99	$72.86	$79.32
June 28, 2013	$83.28	$74.09	$78.36
September 30, 2013	$85.30	$78.83	$82.88
December 31, 2013	$88.51	$81.87	$88.51
March 31, 2014	$89.06	$81.89	$89.06
June 30, 2014	$101.29	$88.45	$100.10
September 30, 2014	$100.58	$90.62	$90.62
December 16, 2014*	$88.77	$73.36	$74.01

*	For the period from October 1, 2014 through December 16, 2014

PPS-15

The following graph sets forth the historical performance of the Reference Asset based on the daily Closing Prices from January 1, 2008 through December 16, 2014. The Closing Price of the Reference Asset on December 16, 2014 was $74.01.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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